Exhibit 99.2

TIER REIT Announces Fourth Quarter &
Full Year 2017 Financial Results

Net Income for Full Year 2017 of $1.75 per Diluted Common Share
FFO, Excluding Certain Items, for Full Year 2017 of $1.57 per Diluted Common Share

Net Loss for Fourth Quarter of $0.21 per Diluted Common Share
FFO, Excluding Certain Items, for Fourth Quarter of $0.40 per Diluted Common Share

3.1% and 4.2% Same Store NOI Growth & Same Store Cash NOI Growth, Respectively, for Full Year 2017

Announces 500 East Pratt, Loop Central & Centreport Under Contract for Sale
Acquires Domain Point in Strategic Expansion of The Domain

Announces Appointment of Certain Officers

2018 Outlook Provided

Dallas, Texas - February 12, 2018 - TIER REIT, Inc. (NYSE: TIER), a Dallas-based real estate investment trust that specializes in owning and operating best-in-class office properties in select U.S. markets, today announced financial and operating results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter & Full Year 2017 Highlights

•	Recognized a net loss of $0.21 per diluted common share for the fourth quarter and net income of $1.75 per diluted common share for the full year 2017

•	Reported Funds from Operations (FFO) attributable to common stockholders of $0.39 per diluted common share for the fourth quarter and $1.50 per diluted common share for the full year 2017

•	Reported FFO, Excluding Certain Items, attributable to common stockholders of $0.40 per diluted common share for the fourth quarter and $1.57 per diluted common share for the full year 2017

•	Recognized Same Store NOI Growth of 3.1% for the full year 2017

•	Recognized Same Store Cash NOI Growth of 4.2% for the full year 2017

•	Increased occupancy by 80 basis points during the fourth quarter to 89.1% at December 31, 2017

“We continue to make strong progress on our strategic plan,” stated Scott W. Fordham, President & Chief Executive Officer, “and are pleased to have successfully executed on our key objectives this past year.”
“We exited five markets during 2017,” continued Mr. Fordham, “and we announced today that we are under contract on 500 East Pratt in Baltimore, Loop Central in Houston, and Centreport Office Center in Fort Worth. Exiting Baltimore and downsizing our Houston and Fort Worth portfolios will further our continued efforts to sharpen our geographic footprint and improve the overall quality of our portfolio. Subject to normal closing conditions, we expect to complete these transactions during the first quarter.”
“Looking forward, we are excited by the opportunity to continue creating value within Austin,” added Mr. Fordham. “This includes our recent acquisition of Domain Point, which is comprised of two office buildings that total approximately 240,000 square feet on over 9.5 acres of land. As part of our acquisition, we exercised our exclusive rights to rebrand and include the property as part of The Domain, bringing our total Austin office ownership to over 2.1 million square feet, including properties under construction that are over 95% leased.”
“We’ve always known Austin is a special city,” remarked Mr. Fordham, “and we are pleased to see its prominence grow not only within our portfolio, but also as one of the nation’s most desirable places to live, work and play. Our existing ability to develop at least 1.2 million square feet inside The Domain, plus future redevelopment opportunities, positions us for significant additional value creation opportunities within Austin.”
Fourth Quarter & Full Year Financial Results For the fourth quarter of 2017, net loss attributable to common stockholders was $9.9 million, or $0.21 per diluted common share, as compared to a net loss of $6.3 million, or $0.13 per diluted common share, for the fourth quarter of 2016. For the full year 2017, net income was $84.3 million, or $1.75 per diluted common share, as compared to a net loss of $29.4 million, or $0.62 per diluted common share, for 2016.
For the fourth quarter of 2017, NAREIT-defined FFO attributable to common stockholders was $19.0 million, or $0.39 per diluted common share, as compared to $18.9 million, or $0.40 per diluted common share, for the fourth quarter of 2016. For 2017, NAREIT-defined FFO was $71.9 million, or $1.50 per diluted common share, as compared to $76.5 million, or $1.60 per diluted common share, for 2016.

For the fourth quarter of 2017, FFO attributable to common stockholders, excluding certain items, was $19.4 million, or $0.40 per diluted common share, as compared to $19.1 million, or $0.40 per diluted common share, for the fourth quarter of 2016. For the full year 2017, FFO, excluding certain items, was $75.1 million, or $1.57 per diluted common share, as compared to $79.5 million, or $1.66 per diluted common share, for 2016.

Property Results
Our occupancy at December 31, 2017, was 89.1%, an increase of 80 basis points from September 30, 2017.
During the fourth quarter of 2017, we leased 165,000 square feet, which included 30,000 square feet of renewals, 2,000 square feet of expansions, and 133,000 square feet of new leasing.

During the fourth quarter of 2017, we continued to abate rent at One & Two Eldridge Place and Three Eldridge Place (collectively known as the “Eldridge Properties”), located in Houston, Texas, because the properties had not been restored to pre-loss condition following Hurricane Harvey. Rent abatements of $5.1 million and $7.0 million were provided to tenants for the fourth quarter of 2017 and for the year, respectively. A total of $6.2 million of these losses was recovered from business interruption insurance proceeds in the fourth quarter, which included $1.9 million for the third quarter and $4.3 million for the fourth quarter, net of a deductible and estimated saved expenses.
Subsequent to quarter end, the total office space leased at our Third + Shoal development property increased to over 90% (88.7% of the total rentable space).

Real Estate Activity
Subsequent to quarter end, on January 4, 2018, we acquired a 96.5% promoted economic interest in Domain Point.  Domain Point is located in Austin, Texas, adjacent to our other Domain office properties and includes two buildings with 240,000 rentable square feet (combined).

Further, we are currently under contract to sell three properties that are outside of our target growth markets or our target submarkets. These properties consist of 500 East Pratt, located in Baltimore, Maryland, with approximately 280,000 rentable square feet; Loop Central, located in Houston, Texas, with approximately 575,000 rentable square feet; and Centreport Office Center, located in Fort Worth, Texas, with approximately 133,000 rentable square feet. These properties are under contracts for an aggregate anticipated sales price of approximately $145.0 million, and each is expected to close during the first quarter of 2018. The sale of each of these properties is subject to closing conditions, and there is no assurance we will sell these properties on the terms or timing we expect or at all.

Capital Markets Activity
On October 27, 2017, we entered into a construction loan secured by Third + Shoal with available borrowings of up to $103.8 million (at 100%). The loan is scheduled to mature in October 2021, with two, one-year extension options, subject to certain conditions and our payment of an extension fee.

On November 3, 2017, our board of directors authorized a distribution of $0.18 per share of common stock for the fourth quarter of 2017, which was paid on December 29, 2017.

Subsequent to quarter end, on February 7, 2018, our board of directors authorized a distribution of $0.18 per share of common stock for the first quarter of 2018, payable on March 29, 2018.

Subsequent to quarter end, on January 18, 2018, we amended our existing multi-bank unsecured credit facility. The amendment provides for total unsecured borrowings under the credit facility to increase from $860 million to $900 million, with the ability to further increase total borrowings by up to an additional $300 million in the aggregate subject to certain requirements. The revolving line of credit was increased to $325 million and the maturity date extended from December 2018 to January 2022, which can be extended one additional year subject to certain conditions and our payment of an extension fee, and the maturity date of the $300 million term loan was extended from December 2019 to January 2025.

Appointment of Certain Officers
On February 8, 2018, our board of directors appointed Dallas E. Lucas as our President and Chief Operating Officer, James E. Sharp as our Chief Financial Officer and Treasurer, and Hannah Wrenn as our Chief Accounting Officer, in each case effective as of February 15, 2018. Mr. Fordham will remain our Chief Executive Officer and a director.
2018 Outlook
We have released our 2018 outlook to reflect management’s view of current and future market conditions, including assumptions such as acquisition and disposition activity, rental rates, occupancy levels, operating and general and administrative expenses, weighted average diluted shares outstanding, and interest rates.
Our 2018 outlook and assumptions are as follows:

2018 Outlook
Projected net loss per basic & diluted common share	($0.15) - ($0.08)
Adjustments:
Real estate depreciation and amortization	$1.92
Gain on sale of depreciable real estate	($0.55)
Projected FFO per diluted common share	$1.22 - $1.29
Adjustments:
Reversal of Fifth Third Center default interest	$0.05
Loss on early extinguishment of debt[1]	$0.18
Projected FFO, excluding certain items, per diluted common share	$1.45 - $1.52

Assumptions used in 2018 outlook above:
Dispositions of non-target properties	$145mm - $270mm
Strategic acquisitions	$75mm - $175mm
Same store cash NOI growth	6.5% - 7.5%
Same store NOI growth	0.5% - 1.5%
Straight line rent and lease incentive revenue	$5.5mm - $6.5mm
Above- and below-market rent amortization	$5.5mm - $6.5mm
General & administrative expenses, excluding certain items	$21.0mm - $22.0mm
Year-end occupancy	88.5% - 90.5%
Weighted average shares of common stock outstanding	48.5mm
1 Represents $8.5mm loss from write-off of deferred financing costs upon recast of our credit facility on January 18, 2018

Supplemental Information
A copy of our supplemental information regarding our financial results and operations for the quarter ended December 31, 2017, is available on our Investor Relations website at www.tierreit.com/ir, or by contacting our Investor Relations department by email to ir@tierreit.com.

Conference Call
A conference call will be held on Tuesday, February 13, 2018, at 11:00 a.m. Eastern time/10:00 a.m. Central time to discuss matters pertaining to this release. Callers in the US or Canada may join the conference call by dialing 877.407.0789.
A live, listen-only webcast and subsequent replay will also be available on our Investor Relations website at www.tierreit.com/ir.

About TIER REIT, Inc.
TIER REIT, Inc. is a publicly traded (NYSE: TIER), self-managed, Dallas-based real estate investment trust focused on owning quality, well-managed commercial office properties in dynamic markets throughout the U.S. Our vision is to be the premier owner and operator of best-in-class office properties in TIER1 submarkets, which are primarily higher density and amenity-rich locations within select, high-growth metropolitan areas that offer a walkable experience to various amenities. Our mission is to provide unparalleled, TIER ONE Property Services to our tenants and outsized total return through stock price appreciation and dividend growth to our stockholders.

For additional information regarding TIER REIT, please visit www.tierreit.com or call 972.483.2400.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws relating to the business and financial outlook of TIER REIT that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. These forward-looking statements include discussion and analysis of the financial condition of us and our subsidiaries, including our ability to rent space on favorable terms, our ability to address debt maturities and fund our capital requirements, our intentions to acquire and sell certain properties, our intentions with respect to development activity, the value of our assets, our anticipated capital expenditures, the amount and timing of any anticipated future cash distributions to our stockholders, and other matters. Words such as “may,” "will," “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “would,” “could,” “should,” “objectives,” “strategies,” “opportunities,” “goals,” “position,” “future,” “vision,” “mission,” “strive,” “project” and variations of these words and similar expressions are intended to identify forward-looking statements.

Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. Factors that could cause actual results to vary materially from those expressed in forward-looking statements include changes in real estate conditions and in the capital markets, as well as the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in our other filings with the Securities and Exchange Commission. Forward-looking statements in this press release speak only as of the date on which such statements were made and, except as required by law, we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Contact Information
TIER REIT, Inc.
Scott McLaughlin, 972.483.2465
smclaughlin@tierreit.com

Financial Tables Follow

TIER REIT, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
Assets
Real estate
Land	$139,951	$143,537
Land held for development	45,059	45,059
Buildings and improvements, net	1,061,418	1,043,641
Real estate under development	29,525	17,961
Total real estate	1,275,953	1,250,198
Cash and cash equivalents	13,800	14,884
Restricted cash	8,510	7,509
Accounts receivable, net	81,129	71,459
Prepaid expenses and other assets	28,112	25,305
Investments in unconsolidated entities	31,852	76,813
Deferred financing fees, net	1,387	2,395
Lease intangibles, net	87,047	61,844
Other intangible assets, net	—	9,787
Assets associated with real estate held for sale	53,348	32,346
Total assets	$1,581,138	$1,552,540

Liabilities and equity

Liabilities
Notes payable, net	$794,538	$826,783
Accounts payable and accrued liabilities	81,166	74,458
Acquired below-market leases, net	17,942	6,886
Distributions payable	—	8,601
Other liabilities	7,567	14,353
Obligations associated with real estate held for sale	2,354	943
Total liabilities	903,567	932,024

Commitments and contingencies

Equity
Preferred stock, $.0001 par value per share; 17,500,000 shares authorized at December 31, 2017 and 2016, respectively, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, none outstanding	—	—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 47,623,324 and 47,473,218 shares issued and outstanding at December 31, 2017 and 2016, respectively	5	5
Additional paid-in capital	2,609,540	2,606,098
Cumulative distributions and net loss attributable to common stockholders	(1,936,960)	(1,986,515)
Accumulated other comprehensive income (loss)	4,218	(1,042)
Stockholders’ equity	676,803	618,546
Noncontrolling interests	768	1,970
Total equity	677,571	620,516
Total liabilities and equity	$1,581,138	$1,552,540

TIER REIT, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Rental revenue	$54,626	$54,075	$216,461	$242,818
Expenses
Property operating expenses	14,131	15,998	55,921	72,603
Interest expense	8,155	8,565	33,576	43,257
Real estate taxes	8,512	7,454	34,264	36,297
Property management fees	51	197	232	917
Asset impairment losses	5,250	—	5,250	8,977
General and administrative	4,956	5,796	21,446	23,649
Depreciation and amortization	23,788	23,856	94,754	111,830
Total expenses	64,843	61,866	245,443	297,530
Interest and other income	88	303	1,359	1,169
Loss on early extinguishment of debt	—	—	(545)	—
Loss before income taxes, equity in operations of investments, and gains	(10,129)	(7,488)	(28,168)	(53,543)
Provision for income taxes	(171)	(188)	(468)	(655)
Equity in operations of investments	32	685	6,399	2,569
Loss before gains	(10,268)	(6,991)	(22,237)	(51,629)
Gain on sale of assets	384	650	92,396	22,176
Gain on remeasurement of investment in unconsolidated entities	—	—	14,168	—
Net income (loss)	(9,884)	(6,341)	84,327	(29,453)
Noncontrolling interests	9	8	(41)	36
Net income (loss) attributable to common stockholders	$(9,875)	$(6,333)	$84,286	$(29,417)

Basic weighted average common shares outstanding	47,553,564	47,414,021	47,537,758	47,405,564
Diluted weighted average common shares outstanding	47,553,564	47,414,021	47,882,642	47,405,564

Basic income (loss) per common share	$(0.21)	$(0.13)	$1.76	$(0.62)
Diluted income (loss) per common share	$(0.21)	$(0.13)	$1.75	$(0.62)

Comprehensive income (loss):
Net income (loss)	$(9,884)	$(6,341)	$84,327	$(29,453)
Other comprehensive income: unrealized gain on interest rate derivatives	3,963	15,634	5,262	2,824
Comprehensive income (loss)	(5,921)	9,293	89,589	(26,629)
Comprehensive (income) loss attributable to noncontrolling interests	7	(6)	(43)	30
Comprehensive income (loss) attributable to common stockholders	$(5,914)	$9,287	$89,546	$(26,599)

Calculations of FFO and FFO, excluding certain items
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$(9,884)	$(6,341)	$84,327	$(29,453)
Noncontrolling interests	9	8	(41)	36
Net income (loss) attributable to common stockholders	(9,875)	(6,333)	84,286	(29,417)
Adjustments (1):
Real estate depreciation and amortization from consolidated properties	23,655	23,771	94,296	111,122
Real estate depreciation and amortization from unconsolidated properties	391	2,150	1,377	8,258
Real estate depreciation and amortization - noncontrolling interests	—	—	—	(6)
Impairment of depreciable real estate assets	5,250	—	5,250	8,977
Gain on sale of depreciable real estate	(384)	(650)	(99,109)	(22,236)
Gain on remeasurement of investment in unconsolidated entities			(14,168)	—
Taxes associated with sale of depreciable real estate	—	—	—	(88)
Noncontrolling interests	(17)	(21)	6	(78)
FFO attributable to common stockholders	19,020	18,917	71,938	76,532

Severance charges	—	532	451	1,025
Interest rate hedge ineffectiveness income (2)	(262)	(979)	(253)	(572)
Loss on early extinguishment of debt	—	—	545	—
Default interest (3)	616	616	2,443	2,468
Noncontrolling interests	—	—	(2)	(2)
FFO attributable to common stockholders, excluding certain items	$19,374	$19,086	$75,122	$79,451

Weighted average common shares outstanding - basic	47,554	47,414	47,538	47,406
Weighted average common shares outstanding - diluted (4)	48,207	47,888	47,883	47,819
Net income (loss) per common share - diluted (4)	$(0.21)	$(0.13)	$1.75	$(0.62)
FFO per common share - diluted	$0.39	$0.40	$1.50	$1.60
FFO, excluding certain items, per common share - diluted	$0.40	$0.40	$1.57	$1.66
______________________

From August 28, 2017 through December 31, 2017, we provided rent abatements of approximately $7.0 million to tenants at the Eldridge Properties because the properties had not been restored to pre-loss condition following Hurricane Harvey. Approximately $6.2 million of these losses were recovered from business interruption insurance proceeds, net of a deductible and estimated saved expenses.

(1) Includes our pro rata share of consolidated and unconsolidated amounts, including for our period of ownership of properties sold.

(2)
Interest rate swaps are adjusted to fair value through other comprehensive income (loss). However, because our interest rate swaps do not have a LIBOR floor while the hedged debt is subject to a LIBOR floor, the portion of the change in fair value of our interest rate swaps attributable to this mismatch is reclassified to interest rate hedge ineffectiveness income within “interest expense” on our consolidated statements of operations and comprehensive income (loss).

(3)
We have a non-recourse loan in default which subjects us to incur default interest at a rate that is 500 basis points higher than the stated interest rate. Although there can be no assurance, we anticipate that when this property is sold or when ownership of this property is conveyed to the lender, this default interest will be forgiven.

(4) There are no dilutive securities for purposes of calculating net loss per common share.

Same Store NOI and Same Store Cash NOI
(in thousands, except percentages)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Same Store Revenue:
Rental revenue (1)	$44,342	$42,165	$170,997	$173,005
Less:
Lease termination fees	(254)	(62)	(463)	(1,504)
	44,088	42,103	170,534	171,501

Same Store Expenses:
Property operating expenses (less tenant improvement demolition costs)	11,836	11,920	44,872	46,375
Real estate taxes	7,032	6,730	28,463	29,154
Property management fees	25	42	91	192
Property Expenses	18,893	18,692	73,426	75,721
Same Store NOI - consolidated properties	25,195	23,411	97,108	95,780
Same Store NOI - unconsolidated properties (at ownership %)	1,326	1,266	5,394	3,605
Same Store NOI	$26,521	$24,677	$102,502	$99,385

Increase (decrease) in Same Store NOI	7.5%		3.1%

Same Store NOI - consolidated properties	$25,195	$23,411	$97,108	$95,780
Less:
Straight-line rent revenue adjustment	(505)	(1,283)	(5,558)	(5,269)
Amortization of above- and below-market rents, net	(656)	(853)	(2,586)	(4,101)
Same Store Cash NOI - consolidated properties	24,034	21,275	88,964	86,410
Same Store Cash NOI - unconsolidated properties (at ownership %)	1,104	1,249	4,418	3,225
Same Store Cash NOI	$25,138	$22,524	$93,382	$89,635

Increase in Same Store Cash NOI	11.6%		4.2%

Reconciliation of net income (loss) to Same Store NOI and Same Store Cash NOI
Net income (loss)	$(9,884)	$(6,341)	$84,327	$(29,453)
Adjustments:
Interest expense	8,155	8,565	33,576	43,257
Asset impairment losses	5,250	—	5,250	8,977
Tenant improvement demolition costs	25	277	267	722
General and administrative	4,956	5,796	21,446	23,649
Depreciation and amortization	23,788	23,856	94,754	111,830
Interest and other income	(88)	(303)	(1,359)	(1,169)
Loss on early extinguishment of debt	—	—	545	—
Provision for income taxes	171	188	468	655
Equity in operations of investments	(32)	(685)	(6,399)	(2,569)
Gain on sale of assets	(384)	(650)	(92,396)	(22,176)
Gain on remeasurement of investment in unconsolidated entities	—	—	(14,168)	—
Net operating income of non-same store properties	(6,508)	(7,230)	(28,740)	(36,439)
Lease termination fees	(254)	(62)	(463)	(1,504)
Same Store NOI of unconsolidated properties (at ownership %)	1,326	1,266	5,394	3,605
Same Store NOI	26,521	24,677	102,502	99,385
Straight-line rent revenue adjustment	(505)	(1,283)	(5,558)	(5,269)
Amortization of above- and below-market rents, net	(656)	(853)	(2,586)	(4,101)
Cash NOI adjustments for unconsolidated properties (at ownership %)	(222)	(17)	(976)	(380)
Same Store Cash NOI	$25,138	$22,524	$93,382	$89,635

Operating properties (2)	17		17
Rentable square feet (% owned)	6,346		6,346
______________
(1) From August 28, 2017 through December 31, 2017, we provided rent abatements of approximately $7.0 million to tenants at the Eldridge Properties because the properties had not been restored to pre-loss condition following Hurricane Harvey. Approximately $6.2 million of these losses were recovered from business interruption insurance proceeds, net of a deductible and estimated saved expenses.
(2) Excludes certain operating properties that were not owned or not fully operational during the entirety of the comparable periods. Our Domain 2 and Domain 7 properties (two properties in which we acquired full ownership in January 2017) are reflected above as unconsolidated and at their prior year ownership percentage of 49.84% in both periods.

Non-GAAP Financial Measures

We compute our financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). Although Funds from Operations and Funds from Operations, excluding certain items, are non-GAAP financial measures, we believe that these calculations are helpful to stockholders and potential investors and are widely recognized measures of real estate investment trust performance. We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure in tables included in this press release.

Funds from Operations (FFO)
Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient for evaluating operating performance.  FFO is a non-GAAP financial measure that is widely recognized as a measure of a REIT’s operating performance.  We use FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT) which is net income (loss), computed in accordance with GAAP, excluding gains (or losses) from sales of property and impairments of depreciable real estate (including impairments of investments in unconsolidated entities which resulted from measurable decreases in the fair value of the depreciable real estate held by the unconsolidated entity), plus depreciation and amortization of real estate assets, and after related adjustments for unconsolidated entities and noncontrolling interests.  The determination of whether impairment charges have been incurred is based partly on anticipated operating performance and hold periods.  Estimated undiscounted cash flows from a property, derived from estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred.  While impairment charges for depreciable real estate are excluded from net income (loss) in the calculation of FFO as described above, impairments reflect a decline in the value of the applicable property that we may not recover.

We believe that the use of FFO, together with the required GAAP presentations, is helpful in understanding our operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, and impairments of depreciable real estate assets, and as a result, when compared period to period, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income.  Factors that impact FFO include fixed costs, yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on debt financing, and operating expenses.

We also evaluate FFO, excluding certain items. The items excluded relate to certain non-operating activities or certain non-recurring activities that may create significant FFO volatility and affect the comparability of FFO across periods. We believe it is useful to evaluate FFO excluding these items because it provides useful information in analyzing comparability between reporting periods and in assessing the sustainability of our operating performance.

FFO and FFO, excluding certain items, should not be considered as alternatives to net income (loss), or as indicators of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make distributions.  Additionally, the exclusion of impairments limits the usefulness of FFO and FFO, excluding certain items, as historical operating performance measures since an impairment charge indicates that operating performance has been permanently affected.  FFO and FFO, excluding certain items, are non-GAAP measurements and should be reviewed in connection with other GAAP measurements.  Our FFO and FFO, excluding certain items, as presented may not be comparable to amounts calculated by other REITs that do not define FFO in accordance with the current NAREIT definition, or interpret it differently, or that identify and exclude different items related to non-operating activities or certain non-recurring activities.
Same Store NOI and Same Store Cash NOI
Same Store NOI is equal to rental revenue, less lease termination fee income, property operating expenses (excluding tenant improvement demolition costs), real estate taxes, and property management expenses for our same store properties and is considered a non-GAAP financial measure. Same Store Cash NOI is equal to Same Store NOI less non-cash revenue items including straight-line rent adjustments and the amortization of above- and below-market rent. The same store properties include our operating office properties not held for sale and owned and operated for the entirety of both periods being compared and include our comparable ownership percentage in each period for properties in which we own an unconsolidated interest that is accounted for using the equity method.  We view Same Store NOI and Same Store Cash NOI as important measures of the operating performance of our properties because they allow us to compare operating results of properties owned and operated for the entirety of both periods being compared and therefore eliminate variations caused by acquisitions or dispositions during such periods.
Same Store NOI and Same Store Cash NOI presented by us may not be comparable to Same Store NOI or Same Store Cash NOI reported by other REITs that do not define Same Store NOI or Same Store Cash NOI exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, Same Store NOI and Same Store Cash NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements and notes thereto. Same Store NOI and Same Store Cash NOI should not be considered as an indicator of our ability to make distributions, as alternatives to net income (loss) as an indication of our performance, or as a measure of cash flows or liquidity.